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                                                                   EXHIBIT 10.62

                                                               EXECUTION VERSION

                             SHAREHOLDERS AGREEMENT

                                     BETWEEN

                               NCSOFT CORPORATION

                                       AND

                                    SINA.COM

                                November 22, 2002

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                             SHAREHOLDERS AGREEMENT

This Shareholders Agreement (including all appendices hereto, this "Agreement" or this "Shareholders Agreement") is made on November 22, 2002 by and between:

1.    NCSOFT CORPORATION (hereinafter "NCsoft")

      Legal Address: Seung Kwang Building, 143-3 Samsung-dong, Kangnam-ku
                     Seoul, Republic of Korea ("Korea")
      Legal Representative: Kim Taek-Jin, President & CEO
      Nationality of Legal Representative: Korean

2.    SINA.com (hereinafter "Sina")

      Legal Address: 2988 Campus Drive, Suite 100
                     San Mateo, CA 94403, USA
      Legal Representative: Daniel Mao, CEO
      Nationality of Legal Representative: Chinese

Sina and NCsoft are hereinafter referred to collectively as the "Parties," and each individually as a "Party."

                                    RECITALS

WHEREAS, SINA is a company established under the laws of the Cayman Islands and of which shares are listed in NASDAQ;

WHEREAS, Sina and NCsoft desire to establish a joint venture company (the "Company") together in the People's Republic of China ("China" or the "PRC") and have the Company market and distribute, through a duly licensed ICP company, the massively multi-player online role playing game Lineage and other on-line game software in the Territory (as defined below) on the terms and conditions set forth herein; and

WHEREAS, NCsoft and the Company will enter into a Game License Agreement, whereby NCsoft will grant an exclusive license relating to Lineage in the Territory pursuant to the terms and conditions specified therein.

NOW, THEREFORE, after amicable discussions and negotiations, in accordance with the principles of equality and mutual benefit, and subject to the PRC Law On Wholly Foreign Owned Enterprises and other relevant laws and regulations and policies of China, the Parties have executed this Agreement under the terms and conditions provided hereunder.


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                          CHAPTER 1. GENERAL PROVISIONS

Article 1. Definitions

Unless the articles of this Agreement provide otherwise, the following terms shall have the meanings set out below:

1.1 "Affiliate" means (i) any company or economic entity in which any Party holds 25% or more of equity or voting power, or substantial control by any means (collectively "Control"); (ii) any company or economic entity which Controls any Party; or (iii) any company or economic entity which is under common Control with any Party.

1.2 "Approval Authority" means the Chinese government, or institutions or departments thereof that is legally competent to exercise powers of approval over the effectiveness, implementation and alteration of this Agreement or the Articles of Association of the Company.

1.3 "Business Day" means any day other than a Sunday, a Saturday or any day on which banks in either in China or Korea are required to be closed.

1.4 "Business License" means a license for the establishment of the Company, which is referred to as "[(CHINESE CHARACTERS)]" in Chinese.

1.5 "Chinese Laws" means the PRC Law On Wholly Foreign Owned Enterprises, the PRC Company Law, the PRC Contract Law and other promulgated and publicly available relevant PRC laws and regulations.

1.6 "Company" means Shanghai NC-Sina Information Technology Co., Ltd., a limited liability company to be established as a joint venture company of the Parties under this Agreement. For the avoidance of doubt, while the Company will be a joint venture company as to between the Parties, it will constitute a wholly foreign owned enterprise for the purpose of PRC law.

1.7 "Dispatched Personnel" means personnel who are dispatched by NCsoft to the Company and work at the Company on a regular basis for a specified period pursuant to Article 26.

1.8 "Effective Date" means the date on which this Agreement is executed by the Parties.

1.9 "Establishment Date" means the date when the Business License of the Company is issued.

1.10 "ICP Company" means a company duly established under the laws of the Territory that has duly obtained an Internet Contents Provider ("ICP") license and other necessary licenses or approvals (if any) from the relevant Chinese government authorities that are


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      necessary for its provision of on-line game services (including those relating to Lineage) to end users located throughout the Territory, in each case to the satisfaction of NCsoft and Sina.

1.11 "IPO" means an initial public offering of equity in the Company on a reputable stock exchange mutually agreed on between the Parties.

1.12 "Lineage" means the massively multiplayer on-line role playing game known as Lineage created by NCsoft and operated through the Lineage software package.

1.13 "Lineage Game License Agreement" means an agreement whereby NCsoft grants an exclusive license relating to Lineage to the Company in the Territory pursuant to the terms and conditions specified therein.

1.14 "Publishing Company" means a company duly established under the laws of the Territory that has duly obtained all necessary licenses or approvals from the relevant Chinese government authorities (including those required under the Regulations on Publication Control promulgated by the PRC State Council) that are necessary for its publication and distribution of books, CDs and other publishing media and distribute them to end users located throughout the Territory, in each case to the satisfaction of NCsoft and Sina.

1.15 "Territory" means the People's Republic of China, excluding Hong Kong and Taiwan.

                           CHAPTER 2. NAME OF COMPANY,
                     LEGAL ADDRESS AND FORM OF ORGANIZATION

Article 2. Name of the Company and its Legal Address

2.1   The name of the Company shall be as follows:

      in Chinese: [(CHINESE CHARACTERS)]

      in English: Shanghai NC-Sina Information Technology Co., Ltd.

2.2 The legal address of the Company shall be the address registered in the Business License.

Article 3. Form of Organization of the Company

3.1 The Company shall be a limited liability company with independent status of a legal entity.


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3.2   Each party shall be liable to the Company within the limit of the capital subscribed by it. the Company shall satisfy its debts and obligations with all of its assets. Unless as specifically provided herein, none of the Parties shall be liable for additional funding or contribution to the Company for debts incurred by the Company.

3.3 The Company may, with approval of the relevant Chinese government authorities, establish branches within the Territory.

3.4 The Parties shall make best efforts to obtain the Business License for the Company and complete the capital contribution by March 31, 2003.

Article 4. Registration of the Company

Sina shall, as soon as practicable after the Effective Date, but in no event later than four (4) months from the Effective Date, complete all procedures for registration of the Company with the State Administration of Industry and Commerce of China or its authorized office.

                CHAPTER 3. PURPOSE, SCOPE AND SCALE OF PRODUCTION
                                 OF THE COMPANY

Article 5. Purpose of the Company

The Parties shall endeavor, in accordance with the principles of mutual trust, equality and mutual benefit, to cause the Company to (i) adopt the most advanced and practical technology with respect to the development of its services/products; (ii) induce the developed management skill; (iii) provide services/products which are competitive in terms of function, quality, cost and price; (iv) when practicable, consider the Parties as candidate for a business partner; and (iv) realize the optimal economic benefits.

Article 6. Scope of Business

The scope of the business of the Company shall be as follows:

6.1 Research and develop computer hardware equipment, accessory equipment and related network equipment.

6.2   Develop and manufacture computer software and network (online) software.


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6.3   Sell its own products.

6.4   Transfer its own technology.

6.5   Provide related technical consultation services and customer services.

             CHAPTER 4. RESPONSIBILITIES AND OBLIGATIONS OF PARTIES

Article 7. Responsibilities and Obligations of the Parties

7.1   Contribution of Capital

      a. Sina : Subject to the satisfaction (or waiver) of each of the conditions set forth in Article 8, Sina shall make its capital contribution in time in accordance with Article 10 hereof.

      b. Ncsoft : Subject to the satisfaction (or waiver) of each of the conditions set forth in Article 8, NCsoft shall make its capital contribution in time in accordance with Article 10 hereof.

7.2 Sina shall timely and duly fulfill the following obligations and responsibilities at its own advance expense (subject to reimbursement by the Company in accordance with Article 47.4):

      a. File applications and obtain all approval, adoption of project and other matters with the relevant Chinese authorities concerning (i) the execution and performance of this Agreement, the Lineage Game License Agreement, the character and publishing agreement for Lineage, and any other related agreements, (ii) the Articles of Association of the Company and (iii) the establishment of the Company; provided that Sina shall prepare each application or other filing sufficiently in advance of the relevant due date and provide it to NCsoft for review and consent and Sina's filing of such application or other filing shall be subject to NCsoft's consent; and

      b. Procure for the Company any and all necessary governmental permission, license and registrations for intended business of the Company; provided that Sina shall prepare each application or other filing sufficiently in advance of the relevant due date and provide it to NCsoft for review and consent and Sina's filing of such application or other filing shall be subject to NCsoft's consent;

      Notwithstanding the foregoing paragraphs (a) and (b), Sina will not be liable for the failure to obtain any government license, approval, etc. specified such paragraphs if such failure occurred despite Sina having taken all necessary and reasonable steps


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      (including filing of the necessary applications) and was caused by government action or other event that is beyond Sina's control. NCsoft shall provide to Sina such information as reasonably requested by Sina and is necessary for the government applications or filings in paragraphs (a) or (b) above and shall review Sina' drafts of such applications or filings and provide consents, comments or other feedback thereon as promptly as practically possible.

      In addition to the foregoing, Sina shall (subject to reimbursement by the Company of any costs and expenses reasonably incurred on behalf of the Company in the performance thereof):

      c. Assist the Company in acquiring any and all necessary governmental permission, license and registrations for products/services of the Company;

      d. Assist the Company in obtaining the approval for new product/service development or project proposals from the relevant Chinese authorities;

      e. Coordinate and promote the relationship between the Company and the relevant Chinese government authorities;

      f. Assist the Company in obtaining possible preferential policies or exemptions from the Chinese government with respect to taxes and other charges, and assist in completing the customs clearance procedure with respect to all the materials and equipment that are imported for the construction, facilitation and operation of the Company;

      g. Assist the Company as requested in purchasing local materials, equipments, supplies and services in China with the best possible quality and on the most favorable terms;

      h. Assist the Company obtain the best possible preferential treatment in terms of taxation, duties, foreign exchange control and RMB or foreign exchange loans from financial institutions of China;

      i. Assist the Company in obtaining water supply, power supply, transportation and other utility services, and arrange for the design, construction and facilitation of the buildings and other engineering service facilities of the Company on an as-needed basis;

      j. Assist the personnel of the Company in obtaining entrance visas and work permits on a timely basis and in meeting their accommodation and business trip needs within China as well as assist on other relevant matters in China;

      k.    Assist the Company in recruiting qualified local Employees;


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      l.    Undertake its best efforts to obtain the preferential treatment for the Company in terms of use of land; and

      m.    Handle other matters entrusted by the Company.

      NCsoft shall provide Sina with such information as reasonably requested by Sina and is necessary for Sina's performance of paragraphs (c) - (m) above.

7.3 NCsoft shall have the following responsibilities and obligations (subject to reimbursement by the Company of any costs and expenses reasonably incurred on behalf of the Company in the performance thereof):

      a. Subject to the terms and conditions of the Lineage Game License Agreement to be separately executed by the Company and NCsoft, grant an exclusive license relating to Lineage to the Company in the Territory;

      b. Subject to the terms and conditions of the Lineage Game License Agreement to be separately executed by the Company and NCsoft, make its best effort to assist the Company in proceeding with the localization of Lineage;

      c. Assist the Company in purchasing the equipment within and outside China at the best quality and conditions as possible;

      d.    Provide assistance for the Company's operation in accordance with
            Article 26; and

      e.    Handle other matters entrusted by the Company.

      Sina shall provide NCsoft with such information as reasonably requested by NCsoft and is necessary for NCsoft's performance of paragraphs (a) - (e) above.

Article 8. Conditions Precedent to Capital Contribution

The Parties' obligation to make capital contribution to the Company hereunder shall be conditioned on the satisfaction (or the relevant Party's waiver) on or prior to the date of capital contribution:

      a. Sina obtaining and complying with all government licenses, approvals, and consent set forth under Article 7.2 that the Parties consider essential for the Company's intended business;

      b. NCsoft obtaining all Korean government consent, acceptances, etc. necessary for its investment in the Company;


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      c.    each Party obtaining its internal corporate approval;

      d. agreement by the Parties on the Articles of Association of the Company that are prepared consistently with the terms and conditions of this Agreement and approval by the Approval Authority of such Articles of Association;

      e. the execution of the Lineage Game License Agreement between NCsoft and the Company in the form and substance satisfactory to NCsoft and Sina (including a detailed remittance mechanism that is designed to ensure the smooth remittance of royalty payments out of China to the satisfaction of NCsoft);

      f. in the case of Sina, NCsoft is in compliance with all of its covenants and obligations hereunder in material respect and all of NCsoft's material representations and warranties contained herein are accurate as of the date of the contribution;

      g. in the case of NCsoft, Sina is in compliance with all of its covenants and obligations hereunder in material respect and all of NCsoft's material representations and warranties contained herein are accurate as of the date of the contribution;

      h. the Parties have designated a mutually satisfactory ICP Company and a license agreement and a technical services agreement relating to Lineage to be signed by the Company and the said ICP Company have been agreed upon and is ready to be signed by all relevant parties in the form and substance satisfactory to the Parties (such agreements collectively referred to as the "ICP Agreements");

      i. the Parties has designated a mutually satisfactory Publishing Company in the Territory for publishing and distribution of CDs containing the Client Software (as defined in the Lineage Game License Agreement) for Lineage to end users and a publishing and distribution agreement to be signed by the Company and the said Publishing Company has been agreed upon and is ready to be signed by all relevant parties in the form and substance satisfactory to the Parties; and

      j. NCsoft has received a legal opinion from its legal counsel in the form and substance satisfactory to it with respect to the legality and enforceability of the contemplated transactions.

          CHAPTER 5. TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

Article 9. Total Amount of Investment and Registered Capital


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9.1   The total amount of investment of the Company shall be US$5 million and the registered capital of the Company shall be US$5 million.

9.2 The exchange rate between US$ and RMB shall be the standard exchange rate published by the People's Bank of China on the date of contribution (i.e., the date when the contribution is made to the Company's account).

Article 10. Amount, Manner and Time limit of Contribution

The registered capital of the Company shall be contributed by the Parties in the following manner:

10.1  Amount and Manner of Contribution

      a. Sina shall subscribe for interest in the Company for US$2.55 million to be contributed in the form of foreign exchange or RMB cash.

      b. NCsoft shall subscribe for interest in the Company for US$2.45 million to be contributed in the form of foreign exchange.

10.2 Time Limit for the Capital Contribution and the liability of the Contributing Party

      a.    The time limit for the capital contribution shall be as follows:

      b. The capital contribution described above shall be completed by the Parties at the same time within 10 Business Days from the Establishment Date (subject to Article 8).

      c. Contribution in cash shall be paid to the bank account designated by the Company, within the period set forth above.

Article 11. Verification of Contribution

Immediately after the Parties have made their respective contribution to the Company, the completion of such contribution shall be verified by a Chinese certified public accountant agreed by the Parties, who will issue a Capital Verification Report thereon.

Article 12. Shareholding Ratio

After the Parties have completed their capital contribution in accordance with
Article 10 above, the shareholding ratio of the Company shall be as follows:


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      Sina:       51%
      NCsoft:     49%

Article 13. Certificate of Capital Contribution and Exercise of Rights as
            Shareholder

13.1 After the Parties have completed their respective capital contribution in accordance with Article 10, the Company shall, within ten (10) days after the Capital Verification Report is issued, issue a Certificate of Capital Contribution to each Party, reflecting the amount of such Party's paid-in capital contribution.

13.2 Each Party shall exercise its rights as shareholder of the Company including without limitation, the right to request the payment of dividend, the right of first refusal in purchase of equity, the right to participate in capital increases, the right to request the distribution of remaining assets, etc., in proportion to their actual contribution to the registered capital of the Company.

Article 14. Transfer of Equity

14.1 Until the earlier of IPO or 3 years after the Parties' capital contribution to the Company under Article 10, none of the Parties shall be allowed to sell, transfer, provide as mortgage or pledge, donate or otherwise dispose of all or part of its equity in the Company without the written consent of the other Party. At all times, each Party shall ensure that no part of its equity in the Company is subject to any provisional court decision or any foreclosure procedure (including without limitation any proceedings relating to attachment, auction, bidding, etc.) initiated by any third party.

14.2 In case any Party intends to transfer all or part of its equity in the Company to a third party, to the extent required under Chinese law, such transfer shall require, the approval of the Approval Authority. When any Party transfers all or part of its equity in the Company, the other Party shall have the right of first refusal to purchase the same, as set forth in Article 14.3 below. In the event that any Party is prevented from exercising this right of first refusal by operation of applicable laws and regulations, such Party may designate any third party permitted under the applicable laws and regulations, and, with the other Party's consent (which consent may not be withheld unreasonably), let such third party purchase the equity.

14.3 When any Party (the "Selling Party") intends to transfer in any way all or any part of its equity in the Company to a third party (to the extent permitted by law), it may only do so after offering such equity to the other Party (i) for a price equal to or less than that offered or to be offered to such third party and (ii) with other terms and conditions of sale being the same as or more favorable to the purchasing Party, when compared to


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      those offered to the third party. The other Party shall have thirty (30)
      days to accept such offer of the Selling Party. If the other Party refuses or fails to provide notice of acceptance with respect to the offered equity within thirty (30) days of such offer, the Selling Party shall then be free to sell the remaining equity to the third party at the same or a higher price and on the same (or more favorable to the seller) terms and conditions of sale as compared to those offered to the other Party. The Selling Party may sell such equity to such third party as provided in the preceding sentence, for a period of six (6) months after the other Party's refusal or failure to purchase such equity within the said thirty (30) days. After such six (6) month period, the foregoing procedure shall be repeated for any subsequent sale.

14.4 In the event that any equity in the Company is sold or transferred in accordance with Article 14.3 above to a third party other than any of the Parties, such third party shall execute a prior written commitment to accept all of the terms and conditions of this Agreement.

14.5 Even if any Party transfers all of its equity in compliance with the conditions of this Article 14 or ceases to be the shareholder of the Company for whatever reason, such Party shall not be relieved of its confidentiality obligations hereunder, which shall remain effective for the period set forth in Article 36 below.

Article 15. Increase of Registered Capital

15.1 Any increase of the registered capital of the Company or any issuance of equity-related debt securities shall require a written agreement signed by all of the Parties and unanimous approval of the Board of Directors. However, in the event that the increase of the registered capital of the Company is reasonably necessary for any reason including, without limitation, the necessity of expansion of the Company's production scale, urgent necessity of operation fund and other reasons, each Party shall not unreasonably refuse to agree on the increase of registered capital. The Parties hereby acknowledge and agree that in the event that notwithstanding the necessity for increase of registered capital, not all of the Parties may be able to participate in such increase of registered capital, any Party who is able to make the capital contribution may do so in the place of the other Party, which may lead to the adjustment of shareholding structure and composition of the Board of Directors. Furthermore, in the event that any Party is prevented from making such capital contribution by operation of applicable laws and regulations, such Party may designate any third party permitted under the applicable laws and regulations, and with the other Party's consent, let such third party make the capital contribution.

15.2 Any increase in the registered capital of the Company shall be contributed by the Parties pro-rata in proportion to their shareholding ratio. In the event that any Party fails to subscribe for all or part of its share of the increase in violation of agreement on capital contribution, the other Party may subscribe for such non-subscribed portion, and the shareholding structure and composition of the Board of Directors shall be adjusted


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      accordingly. Furthermore, in the event that any Party is prevented from making such capital contribution by operation of applicable laws and regulations, such Party may designate any third party permitted under the applicable laws and regulations, and, with the other Party's consent, let such third party make the capital contribution.

15.3 Any increase in the registered capital and any change in the shareholding ratio (including without limitation any change in the shareholders) of the Company shall be submitted to the original Approval Authority for approval thereof and shall also be duly registered with the relevant authorities.

Article 16. Loans to the Company and Procurement of Other Funds

In principle, the Company itself shall obtain loans from financial institutions to provide additional funding necessary to meet any shortfall between the total amount of investment and registered capital or to be used as working capital or for any other needs of the Company.

                          CHAPTER 6. BOARD OF DIRECTORS

Article 17. Establishment of the Board of Directors

The Company shall have a Board of Directors. The Establishment Date shall be the date on which the Board of Directors under this Agreement is established.

Article 18. Powers of the Board of Directors

The Board of Directors shall be the highest authority of the Company and shall have power to decide all major issues of the Company and be in charge of overall supervision of the Company.

Article 19. Composition of the Board of Directors

19.1  The Board of Directors shall consist of five (5) directors, including one
      (1) Chief Executive Officer (CEO) who shall also serve as the General Manager of the Company, one (1) Chairman, and one (1) Vice Chairman.

19.2 Each of NCsoft and Sina shall be entitled to appoint the number of directors as proportionately to its shareholding ratio as possible. The Party entitled to appoint a majority of directors shall be entitled to appoint the Chairman and the General Manager (CEO).


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19.3  The Board of Directors shall initially be constituted as follows: five (5)
      directors, three (3) of which shall be appointed by Sina, including the Chairman and the General Manager (CEO), and two (2) of which shall be appointed by NCsoft, including the Vice Chairman. The director nominated by Sina to serve as the General Manager and CEO shall have qualifications satisfactory to both NCsoft and Sina in terms of experiences in the game industry, communication capability (in English as well as Chinese), networking capability and marketing mind. Sina's appointment of the director who will serve as the General Manager (CEO) shall be subject to NCsoft's approval. The directors appointed by NCsoft shall include
      NCsoft's incumbent CEO and the directors nominated by Sina shall include the incumbent CEO of Sina.

Article 20. Term and Powers of the Directors

20.1 Each director shall be appointed for a term of three (3) years and may, upon the expiration of his term, serve consecutive terms if re-appointed by the Party that originally appointed him. If any director fails to take office during his term or is unable to perform his duties or there is any other reason, the Party which originally appointed him may replace him by giving 5 Business Days' prior written notice to the Company and the other Party, and the substituted director shall serve for the outgoing director's remaining term.

20.2 The Chairman shall be the legally authorized representative of the Company. The Chairman shall exercise his authority within the limits prescribed by the Board of Directors and may not under any circumstances contractually bind the Company or otherwise take any action in excess of his scope of powers regulated by the Board of Directors.

20.3 The Chairman and Vice Chairman shall have right to examine the implementation of the resolutions of the Board of Directors in accordance with decisions of the Board of Directors.

Article 21. Powers of the Board of Directors

21.1 Resolutions involving the following matters may only be adopted upon the unanimous affirmative vote of each and every appointed director:

      a. Publishing (whether directly or via licensee) of an on-line game other than Lineage or other games developed or published by NCsoft during the Non-Competition Period (as defined hereinbelow) (provided that, after the Non-Competition Period, this item will be subject to Board approval by a majority vote pursuant to Article 21.2), or involvement in a business that falls outside the scope of business of the Company set forth under Article 6;


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      b.    Investment or other expenditure, taken individually (but including all related investments or expenditures), in excess of US$ 100,000 or equivalent;

      c. Approval of the annual working report, final finance accounting report or financial statements for the previous fiscal year and approval of the annual production and operation plan and financial budget plan for the following fiscal year;

      d.    Approval of incentive stock option plan;

      e. Increase or decrease in the number of directors or statutory auditors;

      f. Amendment of the Articles of Association of the Company or the adoption or amendment of any internal regulations;

      g. Any increase or decrease of the registered capital of the Company, or any issuance of securities;

      h. Merger, consolidation, split, major acquisitions, disposition of major assets of the Company or change of the Company's business form;

      i. Dissolution, extension of term or liquidation of the Company (with the exception of cases referred to in items a., c., and g. of
            Article 38.1);

      j. Any incorporation or dissolution of a joint venture company or subsidiary in which the Company owns interest;

      k.    Any establishment, relocation or closing of a branch office;

      l. Approval of a director's right to hold office in a competitor of the Company and transactions between the Company and a director;

      m.    Any establishment of a committee within the Board of Directors;

      n. Any approval of investment in another person or economic entity in excess of US$ 100,000 in any one instance;

      o.    Any borrowing or guarantee of monetary debt in excess of US$100,000;

      p. Settlement of litigation and decisions with respect to any legal or administrative proceedings (other than those relating to litigation or legal proceeding between the Company and NCsoft for NCsoft's breach of Section 10(d) of the Lineage Game License Agreement), if such settlement or decision involves an amount in


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            excess of US$ 100,000 or may otherwise affect the Company's business adversely;

      q. Any major decisions relating to marketing which will involve an expenditure in excess of US$ 100,000 in any one instance;

      r. Acquisition of all or important part of the business of another person or economic entity;

      s. Approval of any expenses in excess of US$ 100,000 in any one instance;

      t. Appointment and replacement of an outside accounting auditor described in Article 31;

      u. Acquisition of assets with a value of 20% or more of the Registered Capital of the Company at the time of such acquisition;

      v.    Declaring dividends to the Parties; and

      w.    any other items requiring a unanimous vote under Chinese law.

21.2 All resolutions (including without limitation the items listed below) of the Board of Directors other than those listed in Article 21.1 above shall be adopted upon the affirmative vote of more than half (1/2) of the directors present at the Board meeting:

      a. Publishing (whether directly or via licensee) of an on-line game other than Lineage or other games developed or published by NCsoft after the Non-Competition Period;

      b. Appointment or dismissal of the General Manager (and CEO). Appointment, dismissal or decision on compensation of the Vice General Manager, the Chief Finance Officer or other officers at the recommendation of the General Manager; and

      c. Settlement or litigation and decisions with respect to legal proceeding, in each case between the Company and NCsoft for NCsoft's breach of Section 10(d) of the Lineage Game License Agreement, provided that directors appointed by NCsoft shall be precluded from voting on such a matter.

Article 22. Convention of Board Meeting

22.1 The Company shall convene the first meeting of Board of Directors within thirty (30) days of the Establishment Date. At the first Board meeting, the General Manager shall prepare and submit to the Board of Directors a business plan (an annual working plan) approved by the Parties for the period of two (2) years from the Establishment Date.

22.2 The Board meeting shall be held at least once each calendar quarter and the Board meeting shall be called and presided by the Chairman and conducted in English. Upon the request of two (2) or more of the appointed directors, or the General Manager, the Chairman shall convene an extraordinary Board meeting in order to review and approve the matters submitted by such two (2) or more of the appointed directors, or the General Manager.

22.3 The Chairman shall give fifteen (15) days' prior written notice in English to the directors about the agenda, time and location of the meeting of the Board of Directors. Within five (5) days from receipt of such notice, the directors shall confirm receipt of such notice in writing to the Chairman. Each Party shall make their best efforts to cause the directors appointed by such Party to attend the Board meeting. The Chairman shall give notice to the directors about the details of the subject matter of the Board meeting five (5) days prior to the date of the meeting. In special cases, and with the written consent of two-thirds (2/3) or more of the appointed directors, the fifteen (15)-day notice period for the Board meeting may be shortened. The Chairman shall determine the procedure for carrying out the Board meeting. Resolutions may be adopted at the Board meeting only with respect to the items of which the directors have been notified in advance in the aforementioned manner, unless all attending directors unanimously agree to add more items.

22.4 A Board meeting may be convened only with the attendance of two thirds (2/3) or more of the appointed directors. If the number of directors attending the duly notified Board meeting is not sufficient to form a required quorum (of 2/3 or more), then such meeting shall be immediately adjourned and rescheduled and written notice of such rescheduled meeting shall be delivered to the directors not less than five (5) days in advance of the rescheduled meeting. If the number of directors who attended such rescheduled meeting is not sufficient to constitute a quorum under the first sentence of Article 22.4, but is more than one-half (1/2) of all appointed directors, then a quorum shall be deemed to exist for purposes of the rescheduled meeting notwithstanding the first sentence of Article
      22.4. Any director unable to attend a meeting of the Board of Directors may, by executing an appropriate power of attorney, appoint a proxy to attend and vote in his place, and such proxy shall be recognized as the duly authorized representative of the director.

22.5 The Board of Directors shall prepare the minutes of Board meeting setting forth the decisions made at such meeting, and after being signed by all attending directors and proxies, keep such minutes in the records of the Company.

22.6 At the request of at least two-thirds (2/3) of the appointed directors, a resolution of the Board meeting may be adopted by votes through facsimile, letters or other written form. Such resolution may be signed by the directors individually and shall have the same force and effect as a resolution adopted at a formally convened Board meeting (provided, however, that such resolution shall be valid on the condition that such resolution was made in accordance with Article 21), and in such case, all directors shall be deemed to have attended the relevant Board meeting.

22.7 All resolutions and minutes of the Company shall be prepared both in the Chinese and English language.

22.8 In the case of a deadlock between the directors appointed by Sina on the one hand and the directors appointed by NCsoft on the other, over any significant matter before the Board of Directors, and such matter shall remain unresolved for a period of thirty (30) days, such matter shall be referred immediately to the CEOs of each of the Parties or other duly authorized representatives of the Parties for resolution. Each of the Parties shall endeavor to resolve any disagreement in the best interests of the Company. In the event that the representatives of the Parties are unable to resolve the deadlocked matter for thirty (30) days after the referral to them, the matter shall be referred to arbitration as provided under Article 43 hereof and shall also constitute valid grounds for the dissolution of the Company.

Article 23 Responsibilities of the General Manager and Other Officers

23.1 The General Manager (who shall also be a director and CEO) shall be directly responsible toward the Board of Directors and be responsible to carry out the various resolutions of the Board of Directors and for the day-to-day operation and management work of the Company. His main responsibilities shall include (if relevant, subject to the resolution of the Board of Directors):

      a. Taking such actions as necessary or appropriate to carry out the resolutions of the Board of Directors;

      b.    Requesting the convening of a meeting of the Board of Directors;

      c.    Submitting the agenda to be approved by the Board of Directors;

      d. Preparation of the annual working report, financial budget plan and financial statement for the previous year;

      e. Preparation of annual production and operation plan for the following year;

      f. Deciding the establishment, change and cancellation of the Company's organizational institutions from the Office (Chinese characters) level and below;

      g. Deciding the allocation, appointment, removal, dismissal, punishment, powers, remuneration, insurance and welfare treatment of employees (but not officers);

      h. Deciding on engagement of any long-term legal advisor, accounting firm and other brokerage institution for the Company; and

      i. Deciding and implementing other matters necessary or appropriate for the operation and management of the Company that are not inconsistent with the provisions of this Agreement including Chapter 6 or resolutions of the Board of Directors.

23.2 In addition to the General Manager, the Company shall have the following officers.

      a. A business liaison officer (the official title to be decided later by the Parties) will be dispatched by NCsoft among its employees who NCsoft deems has sufficient experiences and skills for the Company operations, subject to Sina's approval.

      b. Chief Finance Officer who is nominated by NCsoft and Sina and approved by the Board of Directors, will oversee and approve all financial matters of the Company and final finance accounting report and financial statement for the previous year and the financial budget plan for the following year in accordance with the financial and accounting system established by the Board of Directors.

      c. Two (2) Auditors: Each of NCsoft and Sina will nominate one auditor as non-standing officer; such auditor will not be compensated by the Company and any expenses incurred by the auditor will be borne by the Party that nominated such auditor.

      d. Other Officers: NCsoft and Sina will make an agreement as to which Party will be entitled to nominate other officers of the Company in consideration of the respective shareholding ratios and the business purpose.

                CHAPTER 7. PERSONNEL MATTERS AND LABOR MANAGEMENT

Article 24. Labor Contract

All officers and employees (including Dispatched Personnel) of the Company shall be required to execute a written employment agreement with the Company. Such executed employment agreements shall be filed with the local labor management authority if required under the applicable laws and regulations.

Article 25. Remuneration

25.1 The salary and benefits of the employees of the Company shall be determined by the Company and provided for in the employment agreement, in accordance with the relevant regulations of China, based on the specific situation of the Company.

25.2 The Company shall be responsible for obtaining entrance and exit visas or work permits, as may be necessary, for the Dispatched Personnel from NCsoft.

Article 26. Dispatched Personnel

26.1 After the Establishment Date, NCsoft will dispatch the Dispatched Personnel to the Company to support the operations of the Company as NCsoft finds necessary for the Company's operation.

26.2 NCsoft and the Company will enter into separate agreements with respect to the remuneration and conditions for the Dispatched Personnel, in consideration of the actually incurred expenses.

Article 27. Staffing

Sina will provide the Company with staffing necessary for the Company's basic operation and launch and maintenance of Lineage in the Chinese market.

                             CHAPTER 8. LABOR UNION

Article 28. Establishment of the Labor Union and its Protection

Chinese employees of the Company shall have right to establish a labor union and carry out labor union activities in accordance with the PRC Labor Union Law, the Articles of Association of Chinese Labor Union, the PRC Law On Wholly Foreign Owned Enterprises and relevant regulations.

                       CHAPTER 9. TAXES, FINANCE AND AUDIT

Article 29. Taxes

29.1 The Company shall pay taxes in accordance with the provisions of relevant Chinese laws and regulations and shall apply for any preferential tax treatment provided by relevant laws and regulations of China.

29.2 The Company shall withhold personal income taxes for all officers and employees (including the Dispatched Personnel) in accordance with provisions of relevant laws and regulations of China (including the tax treaty entered into by Korea and China).

Article 30. Financial System

30.1 The Company shall establish a complete financial system in accordance with the relevant laws and regulations in China.

30.2 The fiscal year of the Company shall begin from January 1 each calendar year and end on December 31 of the same year in accordance with the Gregorian calendar.

30.3 All internal accounting documents, accounts and statements of the Company shall be written in Chinese and English.

30.4 The Company will provide Sina with such accounting and financial information that is reasonably requested by Sina for preparation of consolidated financial statements for Sina's affiliated group in accordance with U.S. GAAP; if the Company incurs any additional expenses in connection with the provision of such information, Sina shall reimburse such expenses.

Article 31. Audit

An accounting firm registered in China that is nominated by Sina among the reputable international accounting firms shall be appointed as the long term outside auditor of the Company.

                         CHAPTER 10. PROFIT DISTRIBUTION

Article 32. Principle and Procedure for Profit Distribution

The profit earned by the Company after payment of income taxes in accordance with applicable tax laws shall be utilized for the following purposes and schedule as determined by the Board of Directors:

      a.    Making up losses of the Company in the previous years;

      b. Setting up a reserve fund, enterprise development fund, and employees reward and welfare fund; and

      c. Making a dividend payment to the Parties in proportion to their respective actual contribution to the registered capital of the Company.

Article 33. Plan for Profit Distribution

The Parties shall be entitled to receive its portion of any profit distribution in US dollars. The Company shall exchange money to US dollars and remit such money to the Parties for such purpose.

                       CHAPTER 11. DURATION OF THE COMPANY

Article 34. Duration

34.1  The duration of the Company shall be thirty (30) years.

34.2 In the event that the Parties agree to extend the duration of the Company, a Board of Directors resolution shall be adopted unanimously consenting to such extension, and an application in writing for such extension shall be made to the authority that originally approved the Company, six (6) months prior to the expiration of the duration of the Company. The duration of the Company shall be deemed extended if approved by such authority, and such extension shall be registered with the registration management department with which the Company was originally registered.

                              CHAPTER 12. INSURANCE

Article 35. Insurance

The Company shall take out necessary insurances with insurance companies in China in conformity with prevailing business practices.

                           CHAPTER 13. CONFIDENTIALITY

Article 36. Confidentiality

Each Party hereby agrees to keep strictly confidential any and all important business secrets obtained from any of the other Party or the Company in the course of execution and performance of this Agreement or any other agreements related thereto, and shall not use or show or disclose such business secrets to any third party (except as compelled by the government, court, arbitration tribunal or stock exchange under requirement of any law or regulation, in which case notice shall be given to the Party which owns the right to such business secrets and consultations shall be made with such Party in order to reduce the extent of disclosure) during the term of this

Agreement and for five (5) years thereafter, except with respect to business secrets which have been legally made public, or disclosed with the approval of the relevant shareholder or the Company or under any explicit provisions of the relevant agreements.

             CHAPTER 14. AMENDMENT AND TERMINATION OF THE AGREEMENT,
                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 37. Amendment of the Agreement

No amendment of this Agreement shall be valid until and unless agreed by the Parties in writing and, if necessary, approved by the Approval Authority.

Article 38. Dissolution of the Company

38.1  In any one of the following cases, the Company shall be dissolved:

      a.    The duration of the Company expires;

      b. The accumulated losses of the Company exceed its registered capital and the Company is unable to continue its operations;

      c. Any Party fails to perform its obligations under this Agreement or commits any breach of this Agreement (including without limitation the inaccuracy or falsity of its representation and warranties made hereunder), making it practically impossible for the Company to continue its operations, and such failure is not rectified within sixty (60) days from notice by the non-breaching Party, and such non-breaching Party requests the termination of this Agreement;

      d. The Company fails to achieve its expected purposes and there is no hope of development for the Company;

      e. The occurrence of an event of force majeure makes it practically impossible for the Company to continue its operations;

      f. The Parties agree that it will be in the best interest of all Parties to terminate the Company;

      g. At the option of either Party, if the other Party is dissolved or has become legally subject of bankruptcy, reorganization, composition or other similar procedures; or

      h. The occurrence and failure to resolve a deadlock at the Board of Directors as described under Article 22.8.

38.2 Except for cases of a., c., and g. above, dissolution of the Company shall be adopted only with the unanimous affirmative votes by the Board of Directors.

38.3 Dissolution of the Company shall be subject to the approval from Approval Authority according to applicable laws and regulations.

Article 39. Liquidation of the Company

39.1 In case the Company is dissolved in accordance with Article 38.1 above, the Board of Directors shall select the members of the liquidation committee in accordance with liquidation related laws and regulations, and implement the liquidation proceedings in accordance with the relevant laws. The liquidation committee shall consist of four (4) members appointed by the Parties in proportion to their then shareholding ratio; provided that if 51:49 shareholding ratio for Sina:NCsoft is maintained then, the liquidation committee shall be constituted as follows: (a) Sina shall appoint two (2) members and (b) NCsoft shall appoint two (2) members.

39.2 The Parties shall appoint an evaluator registered in China, which will re-evaluate the remaining assets of the Company and submit the result of such re-evaluation and all supporting material to support such re-evaluation.

39.3 The tasks of the liquidation committee shall be to (i) conduct an exhaustive assessment of the assets, rights and liabilities of the Company; (ii) prepare a balance sheet and asset list; and (iii) prepare a liquidation plan, which shall be implemented upon approval by the Board of Directors. During the period of liquidation, the liquidation committee shall represent the Company in all legal proceedings.

39.4 The liquidation cost and remuneration of the members of the liquidation committee shall be paid with priority from the remaining assets of the Company. The remaining assets after deducting the liquidation cost, employees' salaries and labor insurance fees, overdue taxes and debts owed by the Company (in accordance with the preceding sequence) shall be distributed to the Parties in proportion to their actual contribution to the registered capital of the Company. In such situation, the Party (or the Parties) which made the capital contribution in cash shall have the first priority to be distributed in cash in proportion to each amount of capital contribution in cash.

39.5 After the liquidation is completed, any Party may take precedence in purchasing the assets distributed to any other Party which such other Party agrees to sell.

39.6 After the liquidation is completed, the liquidation committee shall submit a report on completion of the liquidation for approval by the Board of Directors and approval of the Approval Authority. Such completion of liquidation shall be registered with registration management authority and Business License shall be revoked. An announcement thereof shall be made to the public.

39.7 After the Company is dissolved, the various accounts and records of the Company will be kept by Sina for two years, and the other Party shall have right to read or make photocopies of such accounts and records at any time.

39.8 In the event that the Company goes bankrupt, it shall be dealt with in accordance with relevant laws and regulations.

                            CHAPTER 15. FORCE MAJEURE

Article 40. Force Majeure

In case of force majeure events which are unforeseeable and whose occurrence and consequences are unpreventable or unavoidable, such as earthquakes, typhoons, floods, fires, wars, severe strikes, riots and other accidents, which directly affect the performance of this Agreement or make the performance hereof in accordance with terms and conditions herein impossible, the Party affected by such force majeure event shall immediately give notice to the other Party with respect to such event, and shall, within thirty (30) days of occurrence of such force majeure event, provide detailed information on such accident, along with valid certificates justifying the non-performance or delayed performance of this Agreement. Such certificates shall be issued by the notary public of the area where such accident has occurred. Depending on the extent to which the performance of this Agreement is affected, the Parties shall discuss and decide whether to terminate this Agreement, or partially relieve the relevant Party of the responsibilities hereunder, or delay the performance thereof.

          CHAPTER 16. TERMINATION AND LIABILITY FOR BREACH OF AGREEMENT

Article 41. Termination and Liabilities for Breach of Agreement

41.1 Failure of any Party to make a capital contribution in full and in time in accordance with this Agreement or to comply with non-competition obligations provided in this Agreement shall constitute a material breach of this Agreement. Any Party that has performed its obligation of capital contribution or is not in breach of the non-competition obligation (as the case may be) shall have right to terminate this Agreement and claim economic compensations from such breaching Party.

41.2 Any Party that has failed to perform its obligations under this Agreement or committed any breach of this Agreement (including without limitation the inaccuracy or falsity of its representations and warranties made hereunder) and caused damage to the other Party shall compensate the other Party for its economic damage.

41.3 Any Party that has failed to perform its obligations under this Agreement or committed any breach of this Agreement (including without limitation the inaccuracy or falsity of its representation and warranties made hereunder) and caused damage to the Company shall compensate the Company for its economic damage.

41.4  If the conditions precedent to the capital contribution set forth in
      Article 8 are not satisfied (or waived by the relevant Party (or Parties)) on or prior to May 31, 2003, this Agreement shall terminate as of such date.

41.5 Termination of this Agreement shall not impair or invalidate the right that any Party may have to claim damages from the other Party or Parties that has or have breached this Agreement.

                         CHAPTER 17. DISPUTE RESOLUTION

Article 42. Consultation

In the event of any dispute arising from performance of this Agreement or any dispute in connection with this Agreement, the Parties shall first try to resolve such dispute through friendly consultations. If such dispute fails to be resolved in such manner within ninety (90) days after the commencement of such dispute, the Parties may apply for the arbitration.

Article 43. Arbitration

43.1 If any dispute is to be submitted to arbitration pursuant to Article 42, it shall be submitted to the Singapore International Arbitration Center ("SIAC") for arbitration in accordance with the arbitration procedures provided under the SIAC arbitration rules, then in effect, and such arbitration shall be held in Singapore.

43.2  The arbitration language shall be English.

43.3 Any arbitration award shall be final and binding upon the Parties and the Company.

43.4 In the course of the arbitration, this Agreement shall continue to be performed except for the parts over which the Parties are in dispute and the arbitration is pending.

      Except otherwise decided in the arbitration award, the cost of arbitration shall be borne by the losing Party in the arbitration.

                  CHAPTER 18. APPLICABLE LAW, ENTRY INTO FORCE

Article 44. Applicable Law

The formation, validity, interpretation, performance and settlement of disputes in respect of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

Article 45. Taking Effect of the Agreement

This Agreement shall take effect after they are executed by the Parties. If the Approval Authority requires modifications to the provisions of this Agreement as a condition to the issuance of the Business License or approval of the Articles of Association, the Parties shall negotiate in good faith to enter into an amendment to this Agreement modifying such provisions.

Article 46. Representation and Warranties

46.1 In addition to any representation and warranty made elsewhere in this Agreement or any of its appendices, each Party represents and warrants to the other Party as follows:

      a. In the case of Sina, Sina is a company duly organized and having the status of a legal entity under the laws of the Cayman Islands with the full power and right to conduct its business in accordance with its articles of association;

      b. In case of NCsoft, NCsoft is a corporation duly organized and having the status of a legal person under the laws of Korea with the full power and right to conduct its business in accordance with its articles of incorporation;

      c. Each Party has the full power and authority to enter into and perform its obligations under this Agreement;

      d. Each Party has taken all actions necessary to authorize the signing of this Agreement, and upon receipt of all necessary and relevant governmental approvals, this Agreement will be necessarily enforced, valid and binding obligations of each Party;

      e. Each Party has no liability, commitment, indebtedness or obligations which would prevent, restrict or adversely affect its ability to perform its obligations under this Agreement or its appendices; and

46.2 Each Party shall indemnify the other Party and the Company against any and all losses that may arise if any of the representation and warranties made above, elsewhere in this Agreement is incorrect or inaccurate, which shall be regarded as a breach of this Agreement.

Article 47. Other Covenants

47.1 During the period from the execution of this Agreement and to the Establishment Date ("Transition Period"), Sina will give NCsoft and its counsel, accountants and other advisors and representatives reasonable access to (i) employees who may be hired by the Company (including related records and other information); (ii) land and buildings which may be used by the Company; and (iii) other records and information, which, in the reasonable opinion of NCsoft, are related to the transaction contemplated by this Agreement and/or to future operation of the Company.

47.2 During the Transition Period, each Party shall give prompt written notice to the other Party of (i) any material adverse development causing or likely to cause a material breach of any of the representations and warranties set forth in this Agreement or other related agreements; and
      (ii) any failure of such Party to comply with or satisfy any material covenant, agreement or condition to be complied with or satisfied by it under this Agreement; provided that no such notice or disclosure shall be deemed to cure any breach or failure.

47.3 During the Transition Period, the Parties agree (i) to take all actions reasonably necessary to consummate and make effective the transactions contemplated under this Agreement; (ii) to execute any documents which may be reasonably necessary to carry out any of the transactions contemplated under this Agreement; and (iii) to cooperate with each other and use its best efforts to make all necessary filings and obtain all necessary Chinese governmental approvals and necessary consents of third parties in order to expedite the consummation of the transactions contemplated under this Agreement. Each Party shall provide prompt notification to the other Party when any governmental approval, acceptance of filing, or necessary consent of third parties is obtained. The Parties shall cooperate with each other and make best efforts such that the Company becomes entitled to most favorable treatment and benefits under Chinese law (including tax law) in conducting its business.

47.4 If it becomes necessary for either Party to disburse any costs or expenses on behalf of the Company (in connection with the establishment of the Company, obtaining government approvals, purchasing equipment, conducting Beta service for Lineage, Lineage marketing, etc.) before the establishment of the Company, such Party may, subject to prior consent of the other Party as to such disbursement and upon production of satisfactory evidence thereof, disburse such costs or expenses out of its own funds and, in that case, will be entitled to reimbursements for such disbursements from the Company as soon as the Company is established.

47.5 The Parties shall make best efforts to accomplish the successful Beta service for Lineage prior to the establishment of the Company and shall continue such Beta service efforts through the Company, upon the establishment of the Company.

Article 48. Non-Competition and Right of First Refusal for Lineage Forever

48.1  Non-Competition

      For 2 years after the Establishment Date (the "Non-Competition Period"), NCsoft and Sina shall not (and shall cause their respective Affiliates not to) directly (i) acquire an equity interest in excess of a 20% voting interest on a fully-diluted basis in, participate in the management of, or encourage any of its employees to become an employee of, any entity offering services in the Territory that directly competes with the business of offering massively multiplayer online game ("MMOG")-related services and software to the end users (a "Competitive Business") or (ii) engage in a Competitive Business directly or through its licensee. For the avoidance of doubt, the Parties agree that advertising, research and development activities and certain server hosting business (whereby the Party (or its Affiliate) hosts other MMOGs on its web-site or server and provides billing and collection services (e.g., via distribution of point cards) for such MMOGs, but does not publish or operate such MMOGs itself, obtain a license or sub-license for such MMOGs, issue any point cards directly, maintain or manage any customer database or customer list for such MMOGs, exercise any direct influence over pricing for such MMOGs or host any official web-site of any one MMOG or a number of MMOGs operated by any one party) concerning MMOGs shall not be deemed as a Competitive Business.

48.2  Right of First Refusal for Lineage Forever

      (i) If NCsoft proposes to launch the 3-D version of Lineage (which is an MMOG under development by NCsoft) ("Lineage Forever"), which may be named Lineage Forever, in the Territory, NCsoft shall notify the Company of such intention and the major terms and conditions it proposes for such license in writing. For avoidance of doubt, Lineage Forever shall not be construed to include, among others, L2.

      (ii) If the Company finds the proposed terms and conditions acceptable and wishes to proceed with negotiation with NCsoft to be the exclusive licensee in the Territory for Lineage Forever, it shall notify its such intention to NCsoft in writing within two weeks from the date of such notice.

      (iii) If the Company timely notifies NCsoft its intention to proceed with the negotiation, the Company and NCsoft shall engage in good faith discussions with each other to enter into a binding agreement for the exclusive license for Lineage Forever in the Territory, based on NCsoft's proposed terms and conditions set forth in its notice under
            (i).

      (iv) If the Company and NCsoft fails to enter into a binding agreement within one month from the date of the Company's notice under (ii) or the Company does not give NCsoft notice under (ii) (or gives a notice under (ii) setting forth its intention not to proceed with the negotiation), then NCsoft shall be free to offer such exclusive license to or engage in a discussions with any other party it finds appropriate, provided that the terms and conditions offered to such third party may not be more favorable than those offered to the Company in NCsoft's notice under (i).

                            CHAPTER 19. MISCELLANEOUS

Article 49. Language

This Agreement shall be written in the Chinese and English languages. In the case of a conflict between the Chinese and English versions of this Agreement, the English version shall prevail. Each language versions of this Agreement shall be executed in six (6) copies. Each of NCsoft and Sina shall keep two (2) copies and the remaining copies shall be used for the purpose of submission the Approval Authority and registration with State Administration of Industry and Commerce or for record-keeping at the Company.

Article 50. Notice

Any and all notices, consents, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in English and shall be provided by one or more of the following means and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by facsimile, on the date of transmission with receipt of a transmittal confirmation or (c) if by international courier service, on the third (3rd) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

            If to Sina:

                  SINA.COM
                  Legal Address:  2988 Campus Drive, Suite 100
                                  San Mateo, CA 94403, USA

                  Telephone:      (650) 638-9228
                  Facsimile:      (650) 645-8650
                  Attention:      Legal Department

            with a copy (which copy shall not constitute notice) to:

                  SINA Beijing
                  Legal Address:  16 Floor, Building C, SOHO
                                  88 Jian Guo Road, Chao Yang District
                                  Beijing, 100022, China
                  Telephone:      (86-10) 65665009
                  Facsimile:      (86-10) 85801740
                  Attention:      Legal Department

            If to NCsoft:

                  NCsoft Corp.
                  6th Floor Seung Kwang Bldg., 143-8
                  Samsung-dong, Kangnam-gu, Seoul, 135-090, Korea
                  Attention:      Mr. Hong Heo
                  Position:       Director, CFO
                  Telephone:      82-2-2186-3321
                  Facsimile:      82-2-2186-3489

            with a copy (which copy shall not constitute notice) to:

                  Kim & Chang
                  223 Naeja-Dong, Chongro-Ku
                  Seoul 110-720, Korea
                  Attention:     Chang Hyeon Ko, Esq.
                  Telephone:     82-2-3703-1100
                  Facsimile:     82-2-737-9091

or to such other address or facsimile number as a Party may have specified to the other Parties in writing delivered in accordance with this Article.

Article 51. Trade Name

After this Agreement is terminated or any Party has withdrawn from the Company, the Company shall no longer use the trade name of such Party that has withdrawn, unless otherwise explicitly provided under a separate, relevant agreement.

Article 52. Translation


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

The Company shall be responsible for translating into Chinese all documents into English provided to the Company by NCsoft. NCsoft shall not take any liability for, or be adversely affected in any way by, any mistake or misunderstanding arising from wrong or incorrect translation.

Article 53. Headings

The headings for each Chapter or Article herein are for convenience only and shall not affect the meaning of the provisions of this Agreement.

Article 54. Successors

This Agreement and all the covenants, terms and conditions herein shall be binding on the Parties and the Company and their respective successors.

Article 55. Change of Law

After the execution of this Agreement, if Chinese central or local government issues any laws or regulations concerning tax, customs, labor, foreign exchange or other matters, or any amendment, supplement or rescission of the same (or if there is any change in the interpretation or enforcement of existing laws or regulations) which materially and adversely affects the economic benefits of each Party under this Agreement directly or indirectly, the Parties shall promptly consult and make necessary amendments to this Agreement in order to maintain the original economic benefits of the Parties and report such amendments to the Approval Authority for its approval. If no agreement can be reached on the amendment to this Agreement, the Parties may terminate this Agreement through the negotiation and agreement. If any new laws or regulations applicable to the Company and the Parties are more favorable to the Company and the Parties than terms and conditions of this Agreement, the Company and the Parties shall promptly enjoy the benefit of such new laws and regulations.

Article 56. Entire Agreement

This Agreement represents the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes any other prior commitments, agreements or understandings (written or verbal).

Article 57. Waiver

Any failure or delay on the part of any Party to exercise any right under this Agreement or under any other related agreement among the Parties shall not operate as a waiver thereof.

Article 58. Partial Invalidity

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law, regulation or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to amend this Agreement so as to describe the original intent of the Parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Article 59. Denial of Agency

Each Party is an independent contractor, and no Party shall be deemed to be the agent of any other Party for any purpose whatsoever.

Article 60. Assignability

Neither of this Agreement nor any rights or obligations hereunder shall be assignable, directly or indirectly, by any Party without the prior written consent of the other Party, except for assignments explicitly permitted elsewhere in this Agreement.

In an atmosphere of amicable cooperation, Sina and NCsoft have had full discussion on the above matters and have duly executed this Shareholders Agreement.

NCsoft Corporation                      SINA.com

By: /s/ Taek-Jin Kim                    By: /s/ Daniel Mao
    -------------------------------         ------------------------------------
Title: Representative Director          Title: Chief Executive Officer
Name: Taek-Jin Kim                      Name: Daniel Mao
Date: November 22, 2002                 Date: November 22, 2002


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